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                                EXHIBIT 99



































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                AFLAC INCORPORATED TO ISSUE $450 MILLION
                             OF SENIOR NOTES


COLUMBUS, Georgia - April 7, 1999 -- AFLAC Incorporated today announced plans to issue $450 million of senior notes due 2009 pursuant to Rule 144A of the Securities Act of 1933.

AFLAC Incorporated anticipates that the offering will close on April 21, 1999. The senior notes will have registration rights. AFLAC will use the net proceeds of the offering primarily for repurchase of its common shares. Remaining net proceeds may be used to repay corporate indebtedness or for general corporate purposes.

The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an available exemption from registration.

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500 company, AFLAC insures more than 40 million people worldwide.